Filed Pursuant to Rule 433 of the Securities Act of 1933

 Issuer Free Writing Prospectus dated July 1, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated June 3, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015004282/f424b30615_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

On June 23, 2015, ieCrowd provided the following text to its employees to send via e-mail, Facebook, LinkedIn and Twitter, respectively:

Tuesday, June 23, 2015

TEAM IPO ANNOUNCEMENT EMAIL TEXT

Dear Friends,

As you know I work at ieCrowd, an innovations commercialization company focused on life and health technologies.

I’m excited to share that we are conducting our IPO and that we just opened up the offering to consumers nationwide in a way that few, if any, IPOs have ever done.

I would love for you to learn more about the IPO and ieCrowd. The link below has our prospectus, a company overview video and three videos about our innovations and, for people who are interested, a way to participate. www.banq.co/iecrowd

Please feel free to share this with your friends via email or social media (if you do please include the text below).

Thanks!

This is not an offer to sell, or a solicitation of an offer to buy, any securities. ieCrowd has filed a registration statement (including a prospectus) with the SEC for the initial public offering of ieCrowd securities. Before you invest, you should read the prospectus and other documents ieCrowd has filed with the SEC. You can get these documents for free by visiting EDGAR at SEC.gov or by calling, toll-free, 1-800-304-6994.

Facebook

Exciting news! As you know I work at ieCrowd, an innovations commercialization company focused on life and health technologies.

I’m excited to share that we are conducting our IPO and that we just opened up the offering to consumers nationwide in a way that few, if any, IPOs have ever done before.

We are very excited and I would love for you to learn more about the IPO and ieCrowd. The link below has our prospectus, a company overview video and three videos about our innovations and, for people who are interested, a way to participate. www.banq.co/iecrowd

Feel free to share with your friends (if you do please include the text below).

Thanks!

This is not an offer to sell, or a solicitation of an offer to buy, any securities. ieCrowd has filed a registration statement (including a prospectus) with the SEC for the initial public offering of ieCrowd securities. Before you invest, you should read the prospectus and other documents ieCrowd has filed with the SEC. You can get these documents for free by visiting EDGAR at SEC.gov or by calling, toll-free, 1-800-304-6994.

LinkedIn

Exciting news! ieCrowd is conducting its IPO, and we have opened up the offering to individual investors in a way that few, if any, IPOs have ever done. Learn more about our company & our IPO at banq.co/iecrowd where you will find our prospectus, videos & more. Feel free to share!

This is not an offer to sell, or a solicitation of an offer to buy, securities. Before you invest, you should read the prospectus and other documents ieCrowd has filed with the SEC. You can get these documents for free by visiting EDGAR at SEC.gov or by calling, toll-free, 1-800-304-6994.

Twitter

ieCrowd IPO! See banq.co/iecrowd. Not an offer of securities. B4 investing, read prospectus: SEC.gov or 1-800-304-6994